Press Release

Source: Cycle Country Accessories Corporation

Cycle Country Accessories Corp Announces Year End Investor
Conference Call and Fiscal '08 YTD Performance

December 17, 2007, 7:00 am ET

MILFORD, Iowa--(BUSINESS WIRE)--Cycle Country (AMEX:ATC - News), a leading supplier of ATV accessories, Plastic Wheel Covers, Golf Car Accessories, Oil Filters and Contract Manufacturing services announces it will hold an investor conference call on January 8th, 2008 at 11:00 AM (Eastern). Discussions will include: fiscal
2007 performance; sale of the Milford facility; Guidance for fiscal 2008 and other corporate issues of importance.
The Company also announces that their performance through the first two months of the new fiscal year have been strong, with Net Income increasing 26% over the same period last year and Sales increasing approximately 4% over last year at this time.
The company credits the improved performance to the strong pre-season snow plow sales and strong in-season orders. The early snows that have blanketed the entire country have helped to create the strong in-season orders the company is seeing. The early snows are in stark contrast to the last few years where November and December were unusually dry and warm. "We are running our plants at full capacity to keep up with the demand" stated Randy Kempf, President & CEO, "and in many areas our employees are putting in lots of overtime as well." On another note, Mr. Kempf mentioned that the company is looking forward to the upcoming Annual Power Sports Expo in February where they will again introduce a host of new products.

The conference call can be accessed by dialing toll-free 1-866-
225-8754, or internationally at 1-480-629-9562 and entering conference code 3819027, or through the Internet by going to this link: http://viavid.net/dce.aspx?sid=0000499F.

About Cycle Country Accessories Corporation
Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motorsports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country, Spencer, providing metal fabrication.

www.cyclecountry.com

www.perf-form.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".

Contact:
Magellan FIN
Mark Gilbert, Principal, 317-867-2839
mgilbert@magellanfin.com

Source: Cycle Country Accessories Corporation